UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2015

Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 694-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
ABL Facility Agreement
On March 30, 2015, Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and certain other borrowers party thereto entered into a new senior secured asset-based revolving credit facility (the “ABL Facility”) with Bank of America N.A. (“BAML”), as administrative agent (in such capacity, “Administrative Agent”) and a lender, and various other financial institutions as lenders (the “Lenders”). The ABL Facility replaces the Company’s existing $900 million Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and BAML as administrative agent.
The ABL Facility will mature upon the earlier of March 30, 2020 or 60 days prior to the maturity of the New First Lien Notes (as defined below) and certain other material debt, and provides for up to $550.0 million in borrowings, comprised of (i) a $450.0 million U.S. tranche, including a $250.0 million sublimit for the issuance of letters of credit and a $100.0 million sublimit for U.S. swingline loans, and (ii) a $100.0 million Australian tranche, including a $50.0 million sublimit for the issuance of letters of credit and a $20.0 million sublimit for Australian swingline loans. Availability under both the U.S. tranche and Australian tranche of the ABL Facility is limited to an eligible U.S. borrowing base and Australian borrowing base, as applicable, determined by applying customary advance rates to eligible accounts receivable, inventory and certain mobile equipment.
The ABL Facility and certain bank products and hedge obligations are guaranteed by the Company and certain of its existing wholly-owned U.S. and Australian subsidiaries and are required to be guaranteed by certain of the Company’s future U.S. and Australian subsidiaries; provided, however, that the obligations of any U.S. entity will not be guaranteed by any Australian entity. Amounts outstanding under the ABL Facility and certain bank products and hedge obligations are secured by (i) a first-priority security interest in the accounts receivable and other rights to payment, inventory, as-extracted collateral, certain investment property, deposit accounts, securities accounts, certain general intangibles and commercial tort claims, certain mobile equipment, commodities accounts, deposit accounts, securities accounts and other related assets of the Company, the other borrowers and the guarantors, and proceeds and products of each of the foregoing (collectively, the “ABL Collateral”); provided, however, that the ABL Collateral owned by a borrower or guarantor that is organized under the laws of Australia (the “Australian Loan Parties”) shall only secure the Australian tranche and obligations of the borrowers and guarantors organized under the laws of Australia, (ii) a third-priority security interest in substantially all of the assets of the Company, the other borrowers and the other guarantors (other than the Australian Loan Parties) other than the ABL Collateral (collectively, the “Notes Collateral” and, together with the ABL Collateral, the “Collateral”) and (iii) solely in the case of the obligations of the Australian Loan Parties under the ABL Facility, a featherweight floating security interest over substantially all assets of the Australian Loan Parties other than ABL Collateral, in each case, subject to certain customary exceptions.
The priority of the security interests in the ABL Collateral and the Notes Collateral of the lenders under the ABL Facility and the holders of the Notes (as defined below) are set forth in intercreditor provisions contained in intercreditor agreements among the parties thereto.
Borrowings under the ABL Facility bear interest, at the Company’s option, at a base rate, an Australian base rate or, if certain conditions are met, a LIBOR rate, in each case plus an applicable margin. The base rate is equal to the greater of the federal funds rate plus ½ of 1%, the LIBOR rate based on a one-month interest period plus 1% and the floating rate announced by BAML as its “prime rate.” The Australian base rate is equal to the LIBOR rate as of 11:00 a.m. on the first business day in each month for a one-month period. The LIBOR rate is a per annum fixed rate equal to LIBOR with respect to the applicable interest period and amount of LIBOR rate loan requested.
The ABL Facility contains customary representations and warranties and affirmative and negative covenants including, among others, covenants regarding the maintenance of certain financial ratios if certain conditions are triggered, covenants relating to financial reporting, covenants relating to the payment of dividends on, or purchase or redemption of, the Company’s capital stock, covenants relating to the incurrence or prepayment of certain debt, covenants relating to the incurrence of liens or encumbrances, compliance with laws, transactions with affiliates, mergers and sales of all or substantially all of the Company’s assets and limitations on changes in the nature of the Company’s business.

The ABL Facility provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees, or other amounts, a representation or warranty proving to have been materially incorrect when made, failure to perform or observe certain covenants within a specified period of time, a cross-default to certain material indebtedness, the bankruptcy or insolvency of the Company and certain of its subsidiaries, monetary judgment defaults of a specified amount, invalidity of any loan documentation, a change of control of the Company, and ERISA defaults resulting in liability of a specified amount. In the event of a default by the Company (beyond any applicable grace or cure period, if any), the Administrative Agent may and, at the direction of the requisite number of Lenders, shall declare all amounts owing under the ABL Facility immediately due and payable, terminate such Lenders’ commitments to make loans under the ABL Facility and/or exercise any and all remedies and other rights under the ABL Facility. For certain defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable.
Indentures
On March 30, 2015, the Company entered into an indenture (the “First Lien Notes Indenture”) among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee and notes collateral agent (the “Trustee”), relating to the issuance by the Company of $540 million aggregate principal amount of 8.250% Senior First Lien Notes due 2020 (the “First Lien Notes”). The First Lien Notes were sold on March 30, 2015 in a private transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). On March 30, 2015, the Company also entered into an indenture (the “Second Lien Notes Indenture” and, together with the First Lien Notes Indenture, the “Indentures”) among the Company, the Guarantors and the Trustee, relating to the issuance by the Company of approximately $544.2 million aggregate principal amount of 7.75% Senior Second Lien Notes due 2020 (the “Second Lien Notes” and, together with the First Lien Notes, the “Notes”). The Second Lien Notes were issued on March 30, 2015 in exchange offers, which were exempt from the registration requirements of the Securities Act, for certain of the Company’s existing senior notes. The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
The First Lien Notes and Second Lien Notes bear interest at a rate of 8.250% per annum and 7.75% per annum, respectively. Interest on the Notes is payable semi-annually in arrears on March 31 and September 30 of each year, commencing on September 30, 2015. The Notes mature on March 31, 2020 and are secured senior obligations of the Company.
The First Lien Notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by substantially all of the Company’s material domestic subsidiaries and are secured (subject in each case to certain exceptions and permitted liens) by (i) a first-priority lien on the Notes Collateral and (ii) a second-priority lien (junior to the ABL Facility) on the ABL Collateral, in each case, other than Collateral of an Australian Loan Party. The Second Lien Notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by substantially all of the Company’s material domestic subsidiaries and are secured (subject in each case to certain exceptions and permitted liens) by (i) a second-priority lien on the Notes Collateral and (ii) a third-priority lien (junior to the ABL Facility and the First Lien Notes) on the ABL Collateral, in each case, other than Collateral of an Australian Loan Party.
The terms of the First Lien Notes and the Second Lien Notes are governed by the applicable Indenture. Each Indenture contains customary covenants that, among other things, limit the Company’s and its subsidiaries ability to incur secured indebtedness, create liens on principal property and the capital stock or debt of a subsidiary that owns a principal property, use proceeds of dispositions of collateral, enter into sale and leaseback transactions, merge or consolidate with another company, and transfer or sell all or substantially all of the Company’s assets. Upon the occurrence of a “change of control triggering event,” as defined in the applicable Indenture, the Company is required to offer to repurchase the applicable series of Notes at 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest, if any, to, but excluding, the repurchase date.
The Company may redeem any of the First Lien Notes beginning on March 31, 2018. The initial redemption price is 108.250% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The redemption price will decline after 2018 and will be 100% of their principal amount, plus accrued interest, beginning on June 30, 2019. The Company may also redeem some or all of the First Lien Notes at any time and from time to time prior to March 31, 2018 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time and from time to time on or prior to March 31, 2018, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the First Lien Notes (calculated after giving effect to any issuance of additional First Lien Notes) with the net cash proceeds certain equity offerings, at a redemption price of 108.250%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, so long as at least 65% of the original aggregate principal amount of the First Lien Notes (calculated after giving effect to any issuance of additional First Lien Notes) issued under the First Lien Notes Indenture remain outstanding after each such redemption.
The Company may redeem any of the Second Lien Notes beginning on March 31, 2017. The initial redemption price is 103.875% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The redemption price will decline each year after March 31, 2017 and will be 100% of their principal amount, plus accrued interest, beginning on March 31, 2019. The Company may also redeem some or all of the Second Lien Notes at any time and from time to time prior to March 31, 2017 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time and from time to time on or prior to March 31, 2017, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Second Lien Notes (calculated after giving effect to any issuance of additional Second Lien Notes) with the net cash proceeds certain equity offerings, at a redemption price of 107.750%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, so long as at least 65% of the original aggregate principal amount of the Second Lien Notes (calculated after giving effect to any issuance of additional Second Lien Notes) issued under the Second Lien Notes Indenture remain outstanding after each such redemption.
The Indentures contain customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness, certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the applicable Indenture will allow either the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes issued under such Indenture to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the applicable series of Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	April 1, 2015	By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer & Secretary